SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

Form 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the

Securities Exchange Act of 1934

April 26, 2005

(Date of Report)

(Date of Earliest Event Reported)

WATCHGUARD TECHNOLOGIES, INC.

(Exact Name of Registrant as Specified in Charter)

Delaware (State or Other Jurisdiction of Incorporation)	000-26819 (Commission File No.)	91-1712427 (IRS Employer Identification No.)

505 Fifth Avenue South, Suite 500, Seattle, WA 98104

(Address of Principal Executive Offices, Including Zip Code)

(206) 521-8340

(Registrant’s Telephone Number, Including Area Code)

N/A

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c)).

Item 1.01. Entry Into a Material Definitive Agreement.

On April 26, 2005, Bradley E. Sparks was appointed as chief financial officer of WatchGuard Technologies, Inc. WatchGuard outlined the terms of such appointment in an offer letter to Mr. Sparks, the terms of which became effective upon commencement of Mr. Sparks’ employment on April 26, 2005. The board of directors of WatchGuard also designated Mr. Sparks as an executive officer of WatchGuard, effective upon commencement of Mr. Sparks’ employment.

Under the agreement, WatchGuard will pay Mr. Sparks a base salary of $220,000 per year, and Mr. Sparks will be eligible to be considered for an annual bonus of $110,000, payable under WatchGuard’s CEO & Executive Bonus Program. In addition, Mr. Sparks was granted an option to purchase 300,000 shares of WatchGuard common stock under WatchGuard’s Amended and Restated 1996 Stock Incentive Compensation Plan, or 1996 Plan. Mr. Sparks will also be eligible to participate in WatchGuard’s Director and Section 16 Officer Stock Ownership Program.

In connection with his appointment as chief financial officer, Mr. Sparks and WatchGuard also entered into a Change in Control Severance Agreement. Under this agreement, if Mr. Sparks is terminated by WatchGuard within 18 months following a change of control of WatchGuard for any reason other than Cause (as such term is defined in the agreement), death or Total Disability (as such term is defined in the agreement) or if Mr. Sparks terminates his employment with WatchGuard for “Good Reason” (as such term is defined in the 1996 Plan), WatchGuard will pay severance to Mr. Sparks equal to 100% of his then-current annualized base salary, paid out in a single cash lump-sum payment not later than seven (7) business days following the receipt from Mr. Sparks of an executed copy of a severance agreement, including a release of claims, in a form reasonably acceptable to WatchGuard.

In addition, on April 26, 2005, Mr. Sparks entered into WatchGuard’s standard form of indemnification agreement.

Copies of the letter agreement and the change in control severance agreement are attached to this current report as Exhibits 10.1 and 10.2, respectively, and are incorporated by reference herein.

Item 5.02. Departure of Directors or Principal Officers; Election of Directors; Appointment of Principal Officers.

(b)	Replacement of Interim Chief Financial Officer.

On April 26, 2005, in connection with the appointment of Bradley E. Sparks as WatchGuard’s chief financial officer, James A. Richman was replaced as interim chief financial officer. Mr. Richman’s replacement was not the result of any disagreement between WatchGuard or Mr. Richman on any matter relating to WatchGuard’s operations, policies or practices.

(c)	Appointment of Chief Financial Officer.

On April 28, 2005, WatchGuard announced that it has appointed Bradley E. Sparks, 58, as chief financial officer effective April 26, 2005. Mr. Sparks will report directly to Edward J. Borey, WatchGuard’s president and chief executive officer.

Prior to joining WatchGuard, Mr. Sparks served as managing director of Sunburst Growth Ventures, LLC, an investment company, since February 2004. From July 2002 to February 2004, Mr. Sparks was chairman, chief executive officer and the founder of Pointer Communications, Inc., a company that was formed to deploy a terrestrial-based asset location system in the United States and Canada, which he founded. From April 2000 to March 2002, he was executive vice president and chief financial officer of e.Spire Communications, Inc., a telecommunications company that filed a voluntary petition for relief under Chapter 11 of the Bankruptcy Code in 2001. From July 1999 to April 2000, Mr. Sparks was chief financial officer of Digex, Incorporated, a web hosting company that is a subsidiary of Intermedia Communications, Inc., and from October 1998 to July 1999, he was executive vice president and chief financial officer of Wam!net, Incorporated, a telecommunications company. From 1995 to 1998, Mr. Sparks was chief financial officer of Omnipoint Corporation, a wireless PC provider and radio frequency research development company. From 1993 to 1995, he was vice president and controller and, from 1988 to 1993, he was vice president and treasurer of MCI Communications, Inc., a long-distance communications company. Mr. Sparks is a director of two private companies and currently serves on the NASDAQ Listing Qualifications Review Panel. He is a past chairman of the NASDAQ Issuers Affairs Committee. Mr. Sparks holds a B.S. from the U.S. Military Academy at West Point and an M.S. in management from the Alfred P. Sloan School of Management. He is a certified public accountant.

A copy of the press release relating to the appointment of Mr. Sparks is attached to this current report as Exhibit 99.1 and is incorporated by reference herein.

Item 9.01. Financial Statements and Exhibits

(c)         Exhibits.

10.1	Offer Letter from WatchGuard to Bradley E. Sparks, dated April 18, 2005
10.2	Change in Control Severance Agreement between WatchGuard and Bradley E. Sparks, dated April 26, 2005
99.1	Press Release of WatchGuard, dated April 28, 2005

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, as amended, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

WATCHGUARD TECHNOLOGIES, INC.

Date: April 28, 2005	By:	/s/ Edward J. Borey
	Name: Its:	Edward J. Borey President and Chief Executive Officer

INDEX TO EXHIBITS

Exhibit Number	Description

10.1	Offer Letter from WatchGuard to Bradley E. Sparks, dated April 18, 2005

10.2	Change in Control Severance Agreement between WatchGuard and Bradley E. Sparks, dated April 26, 2005

99.1	Press Release of WatchGuard, dated April 28, 2005